(As filed March 13, 2000)


                                                                File No. 70-8891

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                         Post-Effective Amendment No. 2
                                   ("POS-AMC")
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION

                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                    (formerly Interstate Energy Corporation)
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                   (Name of company filing this statement and
                     address of principal executive office)

              -----------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

              -----------------------------------------------------

                   Edward M. Gleason, Vice President-Treasurer
                                  and Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                     (Name and address of agent for service)

          The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

         Barbara J. Swan, General Counsel         William T. Baker, Jr., Esq.
         Alliant Energy Corporation               Thelen Reid & Priest LLP
         222 West Washington Avenue               40 West 57th Street
         Madison, Wisconsin 53703                 New York, New York 10019

          Post-Effective Amendment No. 1, as filed in this proceeding on February 28, 2000, is hereby amended and supplemented with the following additional information:

ITEM 2.  FEES, COMMISSIONS AND EXPENSES.
         ------------------------------

          The fees, commissions and expenses incurred or to be incurred in connection with the transaction that is the subject of this Post-Effective Amendment, consisting primarily of outside counsel fees and charges by Alliant Corporate Services, Inc., are estimated at not more than $5,000.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.
         -------------------------------

          The transaction proposed in this Post-Effective Amendment is subject to Sections 6(a) and 7 of the Act. The Commission has previously approved Alliant Energy's issuance of common stock as part of the Merger Order. No changes to the Merger Order are proposed herein, other than to permit Alliant Energy to issue its common stock pursuant to the Directors Plan.

          Rule 54 Analysis. The transaction proposed in this Post-Effective
          ----------------
Amendment is also subject to Section 32(h)(4) of the Act and Rule 54 thereunder. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), as defined in Sections 32 and 33, respectively, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

          Alliant Energy is in compliance with all requirements of Rule 53(a). Alliant Energy's "aggregate investment" (as defined in Rule 53(a)(1)(i)) in all EWGs and FUCOs is currently $223.6 million, or about 40.9% of Alliant Energy's "consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)) for the four quarters ended September 30, 1999 ($547.4 million). In addition, Alliant Energy has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of Alliant Energy's domestic public utility subsidiaries' personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Rule 53(c) is by its terms inapplicable, as the proposed transaction (i.e., issuance of common stock as compensation to directors) does not involve the issuance of securities to finance an investment in any EWG.


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


                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this Post-Effective Amendment filed herein to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ALLIANT ENERGY CORPORATION

                                        By: /s/ Edward M. Gleason
                                           -------------------------------
                                        Name:  Edward M. Gleason
                                        Title: Vice President-Treasurer and
                                               Secretary


Date:    March 13, 2000


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